Exhibit 99.1
Dream Finders Homes Proposes to Acquire Beazer Homes for $25.75 Per Share in Cash
Proposal offers clear path to superior value for Beazer shareholders
Represents immediate cash premium of approximately 40% over Beazer’s closing share price on May 5, 2026
Combination would create the seventh-largest U.S. homebuilder1 with the potential scale and resources to help expand the supply of attainable housing across the country
Dream Finders urges Beazer shareholders to encourage the Board to engage constructively to pursue this compelling proposal
Investor presentation available at announcement.dreamfindershomes.com
Jacksonville, Fla. — May 11, 2026 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders”) (NYSE: DFH), announced today that it has submitted a proposal to the board of directors (the “Board”) of Beazer Homes USA, Inc. (“Beazer”) to acquire all outstanding shares of Beazer in an all-cash transaction at a price of $25.75 per share, a cash premium of approximately 40% over Beazer’s closing share price on May 5, 2026. The proposed transaction reflects a total equity value of approximately $704 million, based on the currently outstanding shares of Beazer.2
As detailed in the correspondence below, since February, Dream Finders has repeatedly tried to constructively engage with Beazer’s management and Board.
On May 5, 2026, Dream Finders submitted its most recent proposal to acquire Beazer for $25.75 per share, representing a premium of approximately 40% to Beazer’s closing share price of $18.35 that day. The revised proposal was submitted against the backdrop of Beazer’s second consecutive quarterly net loss, a 93% year-over-year quarterly decline in adjusted EBITDA, and a decrease of approximately 13% in Beazer's stock price since Dream Finders’ last proposal.
In a presentation accompanying today’s announcement, Dream Finders highlighted why it believes the proposal is the best path forward for Beazer’s shareholders:
•Compelling premium and value: The all-cash proposal represents an immediate cash premium of approximately 40% to Beazer’s closing share price of $18.35 on May 5, 2026.
•Transaction confidence: The proposal has been unanimously approved by the Dream Finders Board of Directors and provides strong visibility into financing, as reflected by highly confident letters for the proposed financing, along with minimal anticipated regulatory risk or delays.
•Expedited timeline: Dream Finders is ready to begin confirmatory due diligence on an expedited basis and concurrently negotiate a definitive merger agreement.
Patrick Zalupski, Dream Finders’ Chairman and CEO, said, “We believe our proposal delivers significant value at a substantial premium for Beazer’s shareholders. Combining our two companies, with our highly complementary footprints and product strategies, would create the seventh-largest U.S. homebuilder and should expand opportunities for employees, enhance options and value to customers, and increase supply of attainable housing across the country. We are prepared to move swiftly to engage with Beazer’s Board to complete a transaction.”
Zalupski continued, “As a top 10 shareholder, we are concerned that if Beazer continues to operate on a standalone basis, the company will further erode shareholder value by executing a suboptimal operating and capital allocation strategy, an inefficient cost structure due to limited scale, and incurring excessive build costs, driven by an unsuccessful product strategy. We have made several attempts to engage with Beazer management and the Board. While we would have preferred to reach an agreement privately, we are making our interest public for the benefit of all Beazer shareholders. We urge Beazer’s shareholders to encourage the Board to engage constructively and meaningfully with Dream Finders to pursue this highly compelling all-cash proposal.”
1 Based on CY2025A revenue within the U.S. headquartered home builders
2 Based on 27,333,825 shares outstanding on April 27, 2026, as reported in Beazer’s Form 10-Q filed on April 30, 2026.

Zalupski concluded, “We believe this transaction is a natural next step in our growth trajectory. We have successfully completed eight acquisitions since our initial public offering in 2021, deploying over $1 billion, and we have demonstrated our ability to execute land-light mergers and acquisitions, generate positive operating cash flows post-acquisition, and effectively integrate homebuilding operations, further enhancing our revenues and diversifying our geographical footprint.”
Consistent with prior public statements, Dream Finders’ strategy will continue to focus on scaling the business by reducing costs, growing revenue, investing in state-of-the-art technology and diversifying income streams — driving economies of scale that are essential to long-term success, earnings growth, and shareholder value. Post-acquisition, the combined company would continue executing its growth plans while maintaining its commitment to a 100% land-light strategy. The transaction is expected to have minimal impact on the Dream Finders’ leverage through the use of land-banking and mezzanine equity capital sources, which aligns with the Company’s commitment to building scale while reducing leverage over time.
For more information, visit announcement.dreamfindershomes.com.
Advisors
Goldman Sachs & Co. LLC, BofA Securities, Zelman & Associates and Vestra Advisors are acting as financial advisors to Dream Finders, Foley & Lardner is acting as legal counsel and Edelman Smithfield is acting as strategic communications advisor.
Financing
Kennedy Lewis has provided Dream Finders with a highly confident letter in connection with land bank financing related to the proposed transaction. Dream Finders has also obtained letters from Goldman Sachs & Co. LLC and BofA Securities stating that they are highly confident that financing for the transaction can be arranged in the capital markets.

DFH sent the following letter on February 5, 2026, to Allan P. Merrill, Chairman, President and CEO of BZH:
Dear Mr. Merrill:
On behalf of Dream Finders Homes Inc. (“DFH”), I am pleased to submit our proposal for an all-cash acquisition (the “Transaction”) of 100% of Beazer Homes USA, Inc. (“BZH”).
As we have discussed recently, we have deep admiration for the success that BZH has achieved in building one of the country’s largest homebuilding companies — trusted by customers, valued by trade partners, and respected by employees. We believe our proposal is a highly compelling offer for BZH’s shareholders, delivering immediate cash at an attractive valuation and unlocking and accelerating value realization.
As you know, consolidation in homebuilding remains active at both the national and local levels and delivers measurable strategic and financial benefits across the housing ecosystem. An acquisition of BZH would create the seventh-largest U.S. homebuilder, with operations in 21 of the top 50 Metropolitan Statistical Areas (“MSAs”). We believe our combined geographic footprint is highly complementary, pairing BZH’s strength in the Western U.S with DFH’s presence across the East, Southeast, and Texas. This coverage broadens exposure to major MSAs, balances regional housing cycles, and reduces concentration risk.
Additionally, DFH and BZH pursue highly complementary product strategies across entry-level and move-up that would position our combined company to compete more effectively across sub-categories while expanding and deepening our offerings. This breadth would diversify demand across price points and cycles, support margin mix, and reduce volatility, while a unified platform enables cross-selling, higher ancillaries capture and coordinated land acquisition targeted to a more fulsome product spectrum with shared design / option programs across segments.
We believe DFH would be an excellent strategic partner for BZH – at combined scale, we expect material synergies from production efficiencies; stronger purchasing leverage with trades and suppliers nationally and locally; higher mortgage and title capture; and lower costs from an integrated insurance platform. Scale would support deeper investment in technology and systems — including digital marketing, data and AI capabilities, and advanced production technologies — while strengthening procurement, supply-chain coordination, and shared services. The desired outcome is superior customer experience, lower unit costs, faster cycle times, and enhanced long-term value creation.
I founded DFH in 2008 with a vision to deliver the highest standards in new-home construction and to embed a culture of excellence that produces superior outcomes for customers and stakeholders; my team and I strongly believe that BZH is one of the few builders that most closely align with this vision and is best positioned to help us realize it. I am confident the cultural fit between DFH and BZH will create meaningful opportunities for our leadership teams and employees as we enter the next phase of growth.
Based on our review of BZH’s publicly available information and discussions with our financial advisors, and subject to due diligence, I am pleased to submit this non-binding proposal for the acquisition of BZH under the following terms:
1.Holders of BZH common stock will receive aggregate consideration of $28.50 per share in cash. Our proposal represents a premium of approximately 25% to BZH’s closing price of $22.81 on February 3, 2026 and a premium of 30% to BZH’s 3-month VWAP of $21.99. We believe our proposal maximizes transaction value and certainty for BZH’s shareholders.
2.We expect to finance the Transaction with committed financing from Kennedy Lewis (“KL”), Goldman Sachs and Bank of America. Please find enclosed highly confident letters from KL (Exhibit A), Goldman Sachs (Exhibit B) and Bank of America (Exhibit C).
3.We are prepared to complete our due diligence expeditiously and will dedicate the resources required to move quickly toward execution of definitive agreements and announcement of the Transaction. To that end, we have retained Goldman Sachs, Bank of America, Zelman & Associates and Vestra Advisors as financial advisors; Foley & Lardner LLP as legal counsel; and Kennedy Lewis as our land-banking advisor in connection with the Transaction. We are confident in our ability to obtain any regulatory and other approvals required to consummate the Transaction.
4.The DFH Board of Directors has been apprised of our discussions, has reviewed the opportunity, and supports this proposal. This non-binding proposal remains subject to customary conditions, including completion of confirmatory due diligence, final Board approval, and negotiation of mutually acceptable definitive transaction documents. We expect the definitive agreement to contain customary terms and conditions for a transaction of this type.
5.We propose that BZH and DFH enter into a 30-day exclusivity agreement to allow DFH to complete its due diligence and negotiate definitive agreements.

6.Our proposal is submitted on the understanding that its contents will be kept confidential and that no binding obligations will arise unless and until the parties execute a definitive agreement.
We are enthusiastic about the opportunity to combine our companies and create durable value for our customers, employees, and stockholders. We are prepared to move expeditiously and to commit all necessary resources to negotiate and finalize a definitive agreement and bring the Transaction to a successful close. We would appreciate your timely response in the next two weeks and look forward to continuing the dialogue.
Thank you for your consideration.
Very truly yours,
Patrick O. Zalupski
CEO and Chairman of the Board

DFH sent the following letter on March 17, 2026, to Allan P. Merrill, Chairman, President and CEO of BZH:
Dear Mr. Merrill:
I received your email dated February 19, 2026, responding to our proposal from February 5, 2026 (the “Proposal”) for the acquisition (the “Transaction”) of 100% of Beazer Homes USA, Inc. (“BZH”) by Dream Finders Homes Inc. (“DFH”). I am disappointed in your response and the lack of further engagement from you and your Board to our attractive Proposal for the BZH shareholders.
We have followed BZH for many years and believe our Proposal is a highly compelling offer for BZH’s shareholders, delivering immediate cash at an attractive valuation and accelerating value realization. In addition to the immediate financial benefit to your shareholders, we are offering a high-quality home for BZH in DFH, benefiting your employees, customers and communities.
Between the time of our Proposal and your response, we witnessed a short-term disturbance in your public stock price but have since seen the trading level settle back into a familiar range. As a testament to the value we see in BZH and the value we are prepared to deliver to your shareholders, we are increasing our offer to $29.00 per share in cash – a ~2% increase from our previous offer of $28.50 per share and a 38% premium to BZH’s closing price of $21.06 on March 16, 2026. We are confident that our Proposal to acquire BZH at $29.00 per share in cash offers significant value to your shareholders and we are highly confident that your shareholders will view our all-cash offer favorably:
1.Holders of BZH common stock will receive an aggregate consideration of $29.00 per share in cash. Our Proposal represents a premium of approximately 38% to BZH’s closing share price of $21.06 on March 16, 2026 and a premium of 25% to BZH’s 3-month VWAP of $23.28. We believe our Proposal maximizes transaction value and certainty for BZH’s shareholders.
2.We expect to finance the Transaction with committed financing from Kennedy Lewis (“KL”), Goldman Sachs and Bank of America. Please find enclosed highly confident letters from KL (Exhibit A), Goldman Sachs (Exhibit B) and Bank of America (Exhibit C).
3.We are prepared to complete our due diligence expeditiously and will dedicate the resources required to move quickly toward execution of definitive agreements and announcement of the Transaction. To that end, we have retained Goldman Sachs, Bank of America, Zelman & Associates and Vestra Advisors as financial advisors; Foley & Lardner LLP as legal counsel; and Kennedy Lewis as our land-banking advisor in connection with the Transaction. We are confident in our ability to obtain any regulatory and other approvals required to consummate the Transaction.
4.The DFH Board of Directors has been apprised of our discussions, has reviewed the opportunity, and supports this Proposal. This non-binding Proposal remains subject to customary conditions, including completion of confirmatory due diligence, final Board approval, and negotiation of mutually acceptable definitive transaction documents. We expect the definitive agreement to contain customary terms and conditions for a transaction of this type.
5.We propose that BZH and DFH enter into a 30-day exclusivity agreement to allow DFH to complete its due diligence and negotiate definitive agreements.
6.Our Proposal is submitted on the understanding that its contents will be kept confidential and that no binding obligations will arise unless and until the parties execute a definitive agreement.
Your email referenced the board’s high degree of confidence in your strategy and value to be delivered to shareholders from executing on your plan. We look forward to learning more about your internal plan and intend to incorporate any incremental information into our Proposal.
We prefer to engage in a collaborative and friendly manner with bilateral discussions and reach an agreement privately. However, we are prepared to take our offer directly to your shareholders and are willing to do so absent meaningful engagement from you and your board. We kindly ask that you respond to this letter by Friday, March 20, 2026 at 5pm Eastern.
Thank you for your consideration.
Very truly yours,
Patrick O. Zalupski
CEO and Chairman of the Board

DFH sent the following letter on May 5, 2026, to Allan P. Merrill, Chairman, President and CEO of BZH:
Dear Mr. Merrill:
I received your letter dated March 20, 2026, responding to our second proposal from March 17, 2026 (the “Proposal”) for the acquisition (the “Transaction”) of 100% of Beazer Homes USA, Inc. (“BZH”) by Dream Finders Homes Inc. (“DFH”). I continue to be concerned by your response and the lack of further engagement from you and your Board to our attractive Proposal for the BZH shareholders. While we acknowledge the Board’s perspective on BZH’s standalone strategy, given your ongoing operational challenges as noted in your latest earnings announcement, we remain convinced that a combination of our two companies represents a superior path for your shareholders to realize immediate and certain value.
We have followed BZH for many years and believe our Proposal is a highly compelling offer for BZH’s shareholders, delivering immediate cash at an attractive valuation and accelerating value realization. In addition to the immediate financial benefit to your shareholders, we are offering a high-quality home for BZH in DFH, benefiting your employees, customers and communities.
Despite a second consecutive quarterly net loss, a 93% year-over-year decline in adjusted EBITDA, and a ~13% decrease in BZH's stock price since our last proposal, we remain firmly convinced of BZH’s underlying value, and are pleased to present a revised offer of $25.75. This is a significant premium of ~40% to BZH’s closing share price of $18.35 on May 5, 2026. We are confident that our Proposal to acquire BZH at $25.75 per share in cash offers significant value to your shareholders and we are highly confident that your shareholders will view our all-cash offer favorably:
1.Holders of BZH common stock will receive an aggregate consideration of $25.75 per share in cash. Our Proposal represents a premium of ~ 40% to BZH’s closing share price of $18.35 on May 5, 2026 and a premium of ~25% to BZH’s 30-day VWAP of $20.58. We believe our Proposal maximizes transaction value and certainty for BZH’s shareholders.
2.We expect to finance the Transaction with committed financing from Kennedy Lewis (“KL”), Goldman Sachs and Bank of America. Please find enclosed highly confident letters from KL (Exhibit A), Goldman Sachs (Exhibit B) and Bank of America (Exhibit C).
3.We are prepared to complete our due diligence expeditiously and will dedicate the resources required to move quickly toward execution of definitive agreements and announcement of the Transaction. To that end, we have retained Goldman Sachs, Bank of America, Zelman & Associates and Vestra Advisors as financial advisors; Foley & Lardner LLP as legal counsel; and Kennedy Lewis as our land-banking advisor in connection with the Transaction. We are confident in our ability to obtain any regulatory and other approvals required to consummate the Transaction.
4.The DFH Board of Directors has been apprised of our discussions, has reviewed the opportunity, and supports this Proposal. This non-binding Proposal remains subject to customary conditions, including completion of confirmatory due diligence, final Board approval, and negotiation of mutually acceptable definitive transaction documents. We expect the definitive agreement to contain customary terms and conditions for a transaction of this type.
5.We propose that BZH and DFH enter into a 30-day exclusivity agreement to allow DFH to complete its due diligence and negotiate definitive agreements.
6.Our Proposal is submitted on the understanding that its contents will be kept confidential and that no binding obligations will arise unless and until the parties execute a definitive agreement.
Your email referenced the board’s high degree of confidence in your strategy and value to be delivered to shareholders from executing on your plan. We look forward to learning more about your internal plan and intend to incorporate any incremental information into our Proposal.
We prefer to engage in a collaborative and friendly manner with bilateral discussions and reach an agreement privately. However, we are prepared to take our offer directly to your shareholders and are willing to do so absent meaningful engagement from you and your board. We kindly ask that you respond to this letter by Friday, May 8, 2026 at 5pm Eastern.
Thank you for your consideration.
Very truly yours,
Patrick O. Zalupski
CEO and Chairman of the Board

About Dream Finders Homes
Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Forward-Looking Statements
This communication, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “propose”, “projecting”, “driving”, “confidence” and similar expressions, including statements regarding the proposed transaction, benefits and synergies of the proposed transaction and future opportunities for the combined company, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to the ultimate outcome of any possible transaction between Dream Finders Homes and Beazer, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those described herein; uncertainties as to whether Beazer will cooperate with Dream Finders regarding the proposed transaction; Dream Finders Homes’ ability to consummate the proposed transaction with Beazer; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; Dream Finders Homes’ ability to finance the proposed transaction with Beazer; the possibility that Dream Finders may be unable to achieve expected synergies within the expected time-frames or at all and to successfully integrate Beazer’s operations, the retention of certain key employees may be difficult; and general economic conditions that are less favorable than expected. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.
Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Dream Finders Homes has made for a business combination transaction. In furtherance of this proposal and subject to future developments, Dream Finders Homes (and, if applicable, Beazer) may file one or more registration statements, proxy statements, tender offer statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Dream Finders and/or Beazer may file with the SEC in connection with the proposed transaction.
Contacts:
Investor Contacts:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
+1 (212) 750-5833
Media Contact:
 DFH@edelmansmithfield.com